UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2009

MathStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, OR		97124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (503) 726-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a)  By agreement dated August 1, 2009, but signed August 14, 2009 by Mr. Alex H. Danzberger, Jr. and MathStar, Inc. (the “Company”), the Company engaged Mr. Danzberger as its Chief Executive Officer and Chief Financial Officer.  The terms of the agreement are described below in Item 5.02(c).

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On August 14, 2009, the Company engaged Mr. Alex H. Danzberger, Jr. as Chief Executive Officer and Chief Financial Officer.

Under the terms of an agreement signed August 14, 2009, but effective as of August 1, 2009, between the Company and A. Harris & Associates, LLC (“AHA”), of which Mr. Danzberger is the President and sole member, the Company will pay AHA a $20,000.00 retention fee, a monthly retainer of $20,000.00 per month for a minimum of two and one half months, plus reasonable out-of-pocket expenses.  The Company also agreed to grant to AHA an option to purchase 15,000 shares of Company common stock.  The five-year options vest upon the successful completion of the Company’s proposed transaction with Sajan Inc. Mr. Danzberger will continue to be employed by AHA as its President.

Mr. Danzberger, who is 50 years old, served as Vice President, Corporate Development of Digital River, Inc., a public company that provides global e-commerce solutions for software and consumer technology, from March 2003 to October 2008, and as Senior Vice President Operations for the Software and Digital Content Services division from May 2002 to February 2003.  Prior to that, he was employed by Honeywell International, Inc., a public company that manufactures civil and military avionics and other aerospace and industrial products, in various financial and operations leadership roles from  March 1996 to November 2001, the most recent being as General Manager, Global Business Services (Asia Pacific Operations) from January 2000 to November 2001.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K:

10.1         Consulting Services Agreement by and between the Company and A. Harris & Associates, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MathStar, Inc.

Date: August 14, 2009.
	By	/s/ Benno G. Sand
Benno G. Sand
Director